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Exhibit 10.12E

FIRST AMENDMENT TO AMENDED AND RESTATED UNSECURED REVOLVING CREDIT AGREEMENT

        THIS FIRST AMENDMENT TO AMENDED AND RESTATED UNSECURED REVOLVING CREDIT AGREEMENT (this "Amendment") made as of the 15th day of March, 2005 by and among AMERIVEST PROPERTIES INC., a Maryland corporation (the "Borrower") KEYBANK NATIONAL ASSOCIATION, a national banking association (the "Lender") and KEYBANK NATIONAL ASSOCIATION, a national banking association, as agent (the "Agent").

W I T N E S S E T H:

        WHEREAS, the Borrower, the Lender and the Agent entered into that certain First Amended and Restated Unsecured Revolving Credit Agreement dated October 20, 2004 ("Loan Agreement"); and

        WHEREAS, the Borrower, the Lender and the Agent have agreed to modify certain provisions of the Loan Agreement; and

        NOW, THEREFORE, for and in consideration of the sum of TEN and NO/100 DOLLARS ($10.00), and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby covenant and agree as follows:

        1.    Definitions.    All the terms used herein which are not otherwise defined herein shall have the meanings set forth in the Loan Agreement.

        2.    Modification of the Loan Agreement.    The Borrower, the Agent and the Lenders do hereby modify and amend the Loan Agreement as follows:

          (a)   Notwithstanding anything contained in the Loan Agreement (including, without limitation, §2 thereof) or any other Loan Document to the contrary, (i) from and after the date of this Amendment, the obligation of the Lender to make Loans to the Borrower pursuant to the Loan Agreement shall cease to be revolving in nature, (ii) all Outstanding Obligations as of the date hereof and any additional Loans made to the Borrower pursuant to the Loan Agreement shall be deemed to be term loans, and once repaid or prepaid the amount of such repayment or prepayment shall not be available for reborrowing under the Loan Agreement and (iii) all further Loans made pursuant to the Loan Agreement shall be subject to the Agent's approval in its sole and absolute discretion.

          (b)   By deleting the reference to "November 12, 2007" in the definition of "Maturity Date" in §1.1 of the Loan Agreement and replacing it with "April 1, 2006".

          (c)   By deleting §3.2 of the Loan Agreement in its entirety and inserting in lieu thereof the following new §3.2:

        "§3.2    Mandatory Repayments of Loan.

          (a)   If at any time the sum of the Outstanding Obligations exceeds the Maximum Credit Amount, then the Borrower shall immediately pay the amount of such excess to the Agent for the respective accounts of the Lenders for application to the Loans.

          (b)   The Borrower shall make principal payments to the Agent for the respective accounts of the Lenders for application to the Loans in the aggregate principal amount of (x) at least $5,000,000.00 between the period March 15, 2005 and September 1, 2005, and (y) at least $10,000,000.00 between the period March 15, 2005 and January 3, 2006 (including the amounts paid pursuant to clause (x) above), such principal amounts to include payments made pursuant to Section §3.2(c) and (d)."

          (c)   The proceeds distributed to or received by or on behalf of the Borrower or any Related Company or, in the case of any Unconsolidated Entity, the proceeds actually distributed to or received by or on behalf of the Borrower or any Related Company by such Unconsolidated Entity, (i) from each and every sale or refinancing of or other capital event with respect to any asset [(other than office equipment and furnishings in the ordinary course of business)] of the Borrower, any Related Company or any Unconsolidated Entity (including a casualty or condemnation or return of capital with respect to such assets or any of such Person's direct or indirect interest therein), less all reasonable and customary closing costs, expenses and commissions paid to unrelated parties and less any Indebtedness secured by such asset to be satisfied as a part of such sale or refinance and (ii) from each and every sale, financing, or refinancing of, or transaction which results in the dilution of, the Borrower's, direct or indirect ownership interest in any of the Related Companies or any Unconsolidated Entity, shall be promptly paid to the Agent for the account of the Lenders after receipt thereof by the Borrower such Related Company or such Unconsolidated Entity as a prepayment of the Loans to the extent of the outstanding balance of the Loans. The Borrower agrees that the Borrower shall, promptly, upon the Borrower's belief that such event may occur, provide notice to Agent of any proposed or contemplated event described in this §3.2(c).

          (d)   The Borrower further covenants and agrees that, notwithstanding anything to the contrary contained herein (if anything), at least one (1) time during each calendar year during the term of this Agreement, the Borrower shall cause the outstanding balance of the Loans to not exceed $20,000,000.00 for a period of not less than thirty (30) consecutive days, and if necessary to comply with the foregoing, the Borrower shall repay such amount of the Loans (and accrued and unpaid interest thereon and other amounts payable hereunder (including all amount payable in connection with such prepayment)) such that there shall be a balance hereunder of not more than $20,000,000.00 for such period."

          (d)   Notwithstanding anything contained in §8.1 of the Loan Agreement to the contrary, the Borrower will not, and the Borrower will not permit any of the Related Companies or any Controlled Unconsolidated Entity to, create, incur, assume, guarantee or become or remain liable, contingently or otherwise, with respect to any Indebtedness, other than (i) the Indebtedness listed on Schedule I hereto and (ii) Indebtedness of the kind referred to in clauses (b), (c), (d) and (e) of §8.1 of the Loan Agreement, without the prior written consent of the Agent.

          (e)   By deleting §8.7 and of the Loan Agreement in its entirety and inserting in lieu thereof the following new §8.7:

            "§8.7    Distributions.    The Borrower shall not make any Distributions without the prior written consent of the Agent."

          (f)    By adding the following sentence to the end of each of §9.4 and §9.5 of the Credit Agreement:

            "Notwithstanding the foregoing, extraordinary gains and losses shall not be annualized for purposes of the foregoing calculations if, and to the extent, approved by Agent in its reasonable discretion."

        3.    Waiver.    The Agent and the Lender do hereby waive the Default by Borrower of compliance with the covenant set forth in §12.1(q) of the Loan Agreement for the fiscal quarter ending December 31, 2004. The Agent and the Lenders have made no agreement, and are in no way obligated, to grant any future extension, waiver, indulgence or consent.

        4.    References to Loan Agreement.    All references in the Loan Documents to the Loan Agreement shall be deemed a reference to the Loan Agreement as modified and amended herein.

        5.    Consent of the Borrower.    By execution of this Amendment, the Borrower hereby acknowledges represents and agrees that the Loan Documents remain in full force and effect and constitute the valid and legally binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, and that the execution and delivery of this Amendment and any other modification documents do not constitute, and shall not be deemed to constitute, a release, waiver or satisfaction of Borrower's obligations under the Loan Documents.

        6.    Representations.    Borrower represents and warrants to Agent and the Lenders as follows:

          (a)    Authorization.    The execution, delivery and performance of this Amendment and the transactions contemplated hereby (i) are within the authority of the Borrower, (ii) have been duly authorized by all necessary proceedings on the part of the Borrower, (iii) do not and will not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which any of such Persons is subject or any judgment, order, writ, injunction, license or permit applicable to such Persons, (iv) do not and will not conflict with or constitute a default (whether with the passage of time or the giving of notice, or both) under any provision of the partnership agreement or certificate, certificate of formation, operating agreement, articles of incorporation or other charter documents or bylaws of, or any mortgage, indenture, agreement, contract or other instrument binding upon, the Borrower or any of its properties or to which the Borrower is subject (v) do not and will not result in or require the imposition of any lien or other encumbrance on any of the properties, assets or rights of the Borrower.

          (b)    Enforceability.    The execution and delivery of this Amendment are valid and legally binding obligations of the Borrower enforceable in accordance with the respective terms and provisions hereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors' rights and the effect of general principles of equity.

          (c)    Approvals.    The execution, delivery and performance of this Amendment and the transactions contemplated hereby do not require the approval or consent of any Person or the authorization, consent, approval of or any license or permit issued by, or any filing or registration with, or the giving of any notice to, any court, department, board, commission or other governmental agency or authority other than those already obtained.

        7.    No Default.    By execution hereof, the Borrower certifies that it is and will be in compliance with all covenants under the Loan Documents after the execution and delivery of this Amendment, and that no Default or Event of Default has occurred and is continuing under the Loan Documents, as amended by this Amendment.

        8.    Waiver of Claims.    The Borrower acknowledges, represents and agrees that it has no defenses, setoffs, claims, counterclaims or causes of action of any kind or nature whatsoever with respect to the Loan Documents, the administration or funding of the Loans or with respect to any acts or omissions of Agent or the Lenders, or any past or present officers, agents or employees of the Agent or the Lenders, and the Borrower does hereby expressly waive, release and relinquish any and all such defenses, setoffs, claims, counterclaims and causes of action, if any.

        9.    Ratification.    Except as hereinabove set forth, all terms, covenants and provisions of the Loan Documents, including, without limitation, the Loan Agreement, remain unaltered and in full force and effect, and the parties hereto do hereby expressly ratify and confirm, the Loan Documents and the Loan Agreement as modified and amended herein. Nothing in this Amendment shall be deemed or construed to constitute, and there has not otherwise occurred, a novation, cancellation, satisfaction, release, extinguishment or substitution of the indebtedness evidenced by the Notes or the other obligations of the Borrower under the Loan Documents.

        10.    Effective Date.    This Amendment shall be deemed effective and in full force and effect upon the execution and delivery of this Amendment by the Borrower, the Agent and the Lenders.

        11.    Amendment as Loan Document.    This Amendment shall constitute a Loan Document.

        12.    Counterparts.    This Amendment may be executed in any number of counterparts which shall together constitute but one and the same agreement.

        13.    Miscellaneous.    This Amendment shall be construed and enforced in accordance with the law of State of Georgia (excluding the laws applicable to conflicts of choice of law). This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors, successors-in-title and assigns as provided in the Loan Agreement.

[Remainder of Page Intentionally Left Blank; Signatures on Following Page]

        IN WITNESS WHEREOF, the parties hereto have hereto set their hands and affixed their seals as of the day and year first above written.

BORROWER:
AMERIVEST PROPERTIES INC., a Maryland corporation
By:	/s/ John B. Greenman
Name:	John B. Greenman
Title:	Vice President
[CORPORATE SEAL]

LENDER:
KEYBANK NATIONAL ASSOCIATION, a national banking association
By:	/s/ Daniel P. Stegemoeller
Name:	Daniel P. Stegemoeller
Title:	Vice President
AGENT:
KEYBANK NATIONAL ASSOCIATION, a national banking association, as Agent
By:	/s/ Daniel P. Stegemoeller
Name:	Daniel P. Stegemoeller
Title:	Vice President

Schedule I
to
First Amendment to Amended and Restated
Unsecured Revolving Credit Agreement

Existing Indebtedness

[List]

Debt Summary

			March 15, 2005
Lender	Mortgaged Property	Maturity Date	Principal Balance	Interest Rate(1)
Fixed Rate—
Teachers Insurance and Annuity Association of America	AmeriVest Plaza at Inverness	1/10/2006	$14,370,197	7.90%
Greenwich Capital Financial Products	Parkway Centre II Centerra Southwest Gas Building	10/1/2008	37,910,204	5.13%
Metropolitan Life Insurance Company	Parkway Centre III	9/10/2009	15,070,941	4.47%
Allstate Life Insurance Company	Financial Plaza	10/5/2010	24,045,098	5.25%
Southern Farm Bureau Life Insurance Company	Scottsdale Norte	4/1/2011	6,553,667	7.90%
J. P. Morgan Chase	Hackberry View—1st	9/1/2012	11,388,359	6.57%
J. P. Morgan Chase	Hackberry View—2nd(2)	9/1/2012	960,405	8.00%
Teachers Insurance and Annuity Association of America	Sheridan Center Arrowhead Fountains Kellogg Building	1/1/2013	28,733,061	7.40%
Allstate Life Insurance Company	Camelback—1st	9/5/2014	15,855,852	5.82%
Allstate Life Insurance Company	Camelback—2nd	9/5/2014	4,954,954	5.82%
Security Life of Denver Insurance Company	Keystone Office Park—1st	5/1/2022	4,207,994	8.00%
Security Life of Denver Insurance Company	Keystone Office Park—2nd	5/1/2022	471,308	8.63%
GEMSA	Hampton Court	11/1/2007	7,900,000	5.48%

Subtotal			$172,422,040	6.14%

Variable Rate—
KeyBank National Association—	Chateau Plaza	11/12/2005	$32,900,000	4.96%
Senior Secured Line of Credit	Greenhill Park
KeyBank National Association—
Unsecured Line of Credit	Unsecured	11/12/2007	28,857,063	5.63%

Subtotal			$61,757,063	5.25%

Other notes payable—
Lease Capital Corporation	Phone system	10/31/2007	59,240	11.11%

Subtotal			59,240	11.11%

Total debt, excluding "liabilities—held for sale'			$234,238,343	5.92%

Liabilities—held for sale
Jefferson Pilot	Texas Bank Buildings		$—	—

Total including mortgage loan included in "liabilities—held for sale'			$234,238,343	5.89%

(1)
Interest only, does not include amortization of deferred financing costs or unused facility fees.

(2)
The amount recorded reflects a net present value calculation based on a fair market value rate of 8%. The actual loan balance assumed was $697,847 at an interest rate of 15%.

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FIRST AMENDMENT TO AMENDED AND RESTATED UNSECURED REVOLVING CREDIT AGREEMENT